Exhibit99B

Conference Call Script

2nd Quarter - Fiscal 2002

Mr. Terry: Good morning, I'm Dick Terry, chairman and CEO of Peoples Energy. I'm here with Tom Patrick - president and chief operating officer, and Tom Nardi - senior vice president, chief financial officer, and treasurer. Also, here with us is our manager of investor relations, Mary Ann Wall.

In today's conference call Tom Nardi will review our second quarter earnings. Tom Patrick will then provide a review of several key operating items and then I will follow up on the outlook for the remainder of fiscal 2002. Once our prepared remarks are complete we will open the line up for questions.

You are reminded that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the written materials provided to you or in the company's SEC filings.

And with that, now I will turn it over to Tom Nardi.

Mr. Nardi: Thanks Dick. Today, Peoples Energy reported second quarter net income of $55 million, or $1.55 per diluted share compared with $62 million or $1.75 per diluted share for the same period a year ago. Operating and equity investment income for the quarter totaled $99 million compared with $113 million last year.

In our core gas distribution segment, record warm weather and lower pension credits were the major factors contributing to the decline in gas distribution operating income for the quarter compared to last year. The current period was 13% warmer than the year-ago period and 12% warmer than normal. Benefits from our weather insurance policy helped offset almost half of the weather impact. Operating expense reductions due to lower provision for uncollectible accounts and lower labor costs mostly offset the $.17 per share negative impact of lower pension credits.

Significant progress continued to be made in collecting past due receivables. Cash collections totaled $378 million or about 91% of billed revenues for the second quarter versus 68% last year. Our utility accounts receivable balance of $322 million at March 31, 2002 is down over 50% compared to a balance of $695 million from a year ago. Our reserve for uncollectibles at March 31, 2002 totaled $28 million or 9% of receivables compared to $44 million or 6% of receivables at March 31, 2001. We continue to aggressively pursue collection of past due accounts and continue to believe this reserve is adequate based on our current assessment.

Quarterly earnings comparisons in the Power Generation segment are affected by two large items: Elwood Energy's bond financing costs totaled $3.8 million and are now reflected in segment results. Also, last year's second quarter included a $4.0 million gain on the liquidation of financial hedges associated with Elwood's gas supply. Excluding these two items, operating and equity investment income declined slightly. Due to the structure of the power sales contracts for Elwood, approximately 80% of Elwood's annual capacity revenues are recognized in the third and fourth quarters resulting in operating losses in the first and second quarters.

Midstream Services quarterly results decreased as very positive contributions from hub activities were more than offset by lower results from peaking activities and reduced equity investment income from enovate.

At this time, I would like to remind you that the fiscal 2001 numbers are restated to reflect the change in accounting from the full cost method to the successful efforts method that was adopted in the first quarter for our oil and gas properties.

Excluding a $5.1 million gain as a result of the settlement of Enron-related hedges, Oil and Gas Production segment results improved slightly over last year's second quarter. Higher production from the South Texas acquisition last April was offset by 12% lower net realized natural gas prices and increased DD&A expense.

Average daily gas production increased by almost 70%--from 28.3 MMCFD to 47.9 MMCFD. Net realized natural gas prices declined 12% from $3.38 per Mcf last year to $2.96 per Mcf during this current quarter.

Peoples Energy Production has hedges in place for approximately 90% of its expected production for the remainder of fiscal 2002 at a weighted average floor price of $3.08 per MMBTU.

Consistent with our conservative approach to managing risk, we re-hedged the Enron positions soon after Enron filed for bankruptcy. Unfortunately, prices at the time were lower than the original Enron hedges (and lower than today's prices) negatively impacting this year's results by about $1.0 million.

Peoples Energy Production has hedged approximately 65% of estimated fiscal 2003 production from proved reserves at a weighted average floor price of $3.28 per MMBTU.

Retail Energy Services posted a small operating loss for the second quarter versus a gain last year, which benefited from a change in inventory accounting method. We continue to make good progress in this segment and expect the current fiscal year results to improve over last year.

Interest expense decreased $4.9 million primarily due to lower debt outstanding in the gas distribution business, where short-term debt declined over $210 million at March 31, 2002 compared with the prior year. Borrowings declined primarily due to the previously mentioned successful receivables collection. As of March 31, 2002, there is no commercial paper outstanding in either the gas distribution segment or at corporate.

With our improved cash flow position, it is expected that fiscal year end total debt as a percent of total debt plus equity will improve to about 53% from 61% at September 30, 2001. This also reflects the planned retirement of $100 million in corporate debt later this fiscal year.

During March and April, Peoples Energy successfully renewed $171 million of revolving credit facilities that support commercial paper borrowing capability. As a result, Peoples continues to maintain bank lines of credit totaling $285 million at the parent company, plus an additional $90 million shared by the two utilities.

And now I will turn the call over to Tom Patrick.

Mr. Patrick: Thank you Tom. Today I am pleased to report that the company has been successful in resolving all outstanding issues related to the Enron bankruptcy. On April 4, 2002 Peoples Energy announced that the U.S. Bankruptcy Court in New York approved the assignment of our utilities gas purchase and agency agreements to Occidental Energy Marketing. As a leading energy supplier, Occidental has the scope and expertise necessary to work with us to optimize our natural gas transportation assets and to provide reliable and flexible natural gas supply to our utilities.

In other court-approved transactions, Occidental was also assigned and in turn settled certain hedges formerly in place with Enron. As mentioned by Tom Nardi, the company recorded a second quarter gain when these positions were settled in a favorable manner.

Finally, Peoples Energy acquired Enron's 50% interest in enovate, L.L.C. and is continuing to provide wholesale services to the Chicago regional marketplace independently while it evaluates new partnership opportunities. We continue to believe our Midstream business can grow 10% per year over the long term and our original expectations for this year are still on track.

Our core gas distribution segment continues to provide solid earnings given the extremely warm weather. It's balance sheet is sound with over $200 million of debt retired compared to the end of last year's second quarter and cash flows continue to be strong.

Multiple initiatives are underway to improve collections and help customers manage their bills. As an example, by proactively marketing the LIHEAP assistance program to our low-income customers, they were able to secure nearly $32 million in payment assistance. Additionally, beginning May 1, our residential customers will have the option to choose among a variety of gas suppliers. This program opens up new gas supply pricing options for the customer, but does not affect our utility margins.

Programs have been implemented to provide capital efficiency and to maintain flat operating expenses. One such program was the special retirement program announced last year. The company is now beginning to realize the labor savings associated with this program as there are about 150 fewer employees compared with March of 2001.

In order to gain efficiency we are leveraging technology. A new enterprise resource planning financial and supply chain system (SAP) is under development and will be implemented next fiscal year.

All these initiatives will help maintain our continued success in gas distribution, providing a solid foundation for the entire corporation.

Our power generation business remains focused on developing and owning low-risk gas-fired projects. The construction of the Southeast Chicago Energy Project, a 350 MW peaking plant owned in partnership with Exelon, is on track and on budget. This project will not only benefit our power generation segment but our other businesses as well--midstream services will provide fuel management and our utility business will deliver natural gas to the plant.

As previously mentioned, development efforts continue in the Western United States. Our power team, located in Tempe, Arizona, has identified a couple of key sites in Oregon and New Mexico. Discussions and permit activity are underway and we intend to follow the same managed risk approach we have taken with our other power projects-working with strong partners and negotiating long term off-take agreements, in advance of committing capital.

We remain optimistic that our retail energy services segment will show improvement for the full year. Electric margins have increased due to customer growth and operating costs have been reduced. Residential customer choice is now becoming available in Illinois for both gas and electricity and we are working with Dominion Retail to pursue this market opportunity in a low risk manner.

During the second quarter our oil and gas production segment drilled 5 wells of which 4 were successful. Since assuming an operator role at the time of the South Texas acquisition last year, our drilling success rate has been an exceptional 89%. Even more encouraging is that our success rate on wells we operate has been 100%. This success reflects our overall risk profile, but more importantly, our management and technical teams' ability to understand and reduce risk.

Our South Texas properties helped us to increase average daily gas production from 28.3 MMCF per day a year ago to 47.9 MMCF per day this year, an increase of almost 70%. Despite our proven successes, current market conditions are much different than we had expected. Commodity prices have not been as strong as we and others had anticipated, but property sellers have not reduced their expectations as they consider potential sales. In adhering to our managed risk approach, we are lowering original plans this year to invest $145 million in oil and gas down to $65 million to better reflect acquisition opportunities expected to emerge over the remainder of the fiscal year. This reduction in capital spending reflects current oil and gas market realities and does not change our long term outlook regarding this business. Our approach remains disciplined and conservative--to build a portfolio of proved reserves with upside potential that we can exploit.

Last quarter I reported on problems being experienced by the EnerVest partnership and while EnerVest reported a modest loss in the second quarter, our outlook for this investment is basically to break even as the partnership is wound up with a series of asset sales over the next 18 months. We will be working closely with the other partners in order to exit the partnership with an acceptable return.

Now I would like to turn it back to Dick

Mr. Terry: Thanks Tom. Due primarily to our revised forecast of lower than expected investment opportunities in the Oil and Gas segment we are lowering our outlook for fiscal 2002 earnings to $2.70 to $2.80 per diluted share from our prior range of $2.75 to $2.90 per diluted share.

So far this fiscal year has been very challenging however we continue to make significant progress in achieving our long-term strategy. Our cash flow and balance sheet have improved greatly from a year ago and supports our dividend as well as continued expansion of our diversified businesses. We remain well positioned to take advantage of opportunities that are likely to emerge from this down cycle in both the oil and gas and power segments.

That concludes our remarks. Operator, we are now ready for questions.